Exhibit 16.1

[LETTERHEAD OF WONG JOHNSON & ASSOCIATES, APC]

December 15, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read and agree with the representations in Item 4.01 of Form 8-KA dated December 14, 2004 of Victor Industries, Inc. relating to Wong Johnson & Associates, A Professional Corporation, in connection with events through December 2, 2004. On November 12, 2004, Wong Johnson & Associates informed Victor Industries, Inc. (the “Company”) that we ceased to audit publicly traded companies and, therefore, we resigned as the Company’s principal accountants. Subsequent to our resignation, we provided the Company with our consent to incorporate in Amended Forms S-8 our report dated May 22, 2004 appearing in the Company’s Form 10-KSB for the year ended December 31, 2003.

We understand that another independent accountant performed procedures with respect to the Company’s Form 10-QSB for the period ended September 30, 2004.

Yours very truly,

/s/WONG JOHNSON & ASSOCIATES
A Professional Corporation
Temecula, California